EXHIBIT 99.1

PRESS RELEASE, DATED August 12, 2004

210 Westwood Place South, Suite 400 Brentwood, TN 37027

NEWS	FOR IMMEDIATE RELEASE

DOANE PET CARE REPORTS 2004 SECOND QUARTER RESULTS

Brentwood, Tennessee, August 12, 2004 — Doane Pet Care Company (the “Company”) today reported results for its second quarter and six months ended July 3, 2004.

Quarterly Results

For the second quarter of fiscal 2004, the Company’s net sales increased 10.2% to $258.3 million from $234.5 million in the second quarter of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations in the second quarter of 2004, the Company’s net sales increased by 8.5%. The favorable impact of the Company’s 2004 domestic price increases, as well as solid European volume growth, was partially offset by lower domestic sales volume.

The Company reported a net loss of $17.7 million for its 2004 second quarter compared to a net loss of $3.4 million for the 2003 second quarter. Although the 2004 domestic price increases were implemented to moderate the impact of substantially higher global commodity costs, the impact of the price increases was partially masked by the required mark-to-market fair value accounting of the Company’s commodity derivative instruments utilized to manage short term commodity fluctuations. Due to the recent volatility in the corn and soybean meal markets, the fair value accounting resulted in a $5.9 million period-over-period unfavorable impact on the Company’s 2004 second quarter results. The current quarter results also included $3.9 million in European restructuring expenses associated with the estimated $6 million project, which is expected to generate $4 to $5 million in annualized savings. Finally, the 2004 results are not comparable to 2003 results due to the requirement of SFAS 150 to reclassify the Company’s mandatorily redeemable preferred stock from equity to debt effective January 4, 2004, which resulted in a reclassification of $3.8 million in non-cash preferred stock dividends and accretion to interest expense in the second quarter of 2004.

Net cash used in operating activities was $4.2 million for the 2004 second quarter compared to net cash provided by operating activities of $14.6 million for the 2003 second quarter. The change was primarily due to the required working capital associated with the higher commodity costs and the associated price increases, cash deposits for our commodity contracts, and European restructuring expenses.

Adjusted EBITDA was $19.2 million in the 2004 second quarter compared to $19.0 million recorded in the 2003 second quarter. Despite substantially higher commodity costs and lower domestic sales volume, Adjusted EBITDA approximated last year due to the domestic price increases and improved European results.

The Company believes cash flows from operating activities is the most directly comparable GAAP financial measure to the non-GAAP Adjusted EBITDA liquidity measure typically reported in its earnings releases. The calculation of Adjusted EBITDA is explained below in the section titled “Adjusted EBITDA Supplemental Information.”

Doug Cahill, the Company’s President and CEO, said, “We are pleased that our Adjusted EBITDA was essentially level with last year considering domestic commodity costs were up nearly $20 million in the current quarter. Despite these higher costs, we were able to achieve this performance level because of our pricing strategy and cost-sharing arrangements, strong European performance and our overall focus on cost containment. Top-line performance reflected the benefit of the 2004 domestic price increases, but was moderated by lower domestic sales volume.”

Year-to-Date Results

For the first six months of fiscal 2004, the Company’s net sales increased 7.0% to $529.2 million from $494.4 million for the first six months of fiscal 2003. Excluding the impact of foreign currency exchange fluctuations, the Company’s net sales increased by 4.2% in the first six months of 2004. The year-to-date 2004 sales increase was primarily due to the positive impact of the 2004 domestic price increases and solid European volume growth moderated by reduced shipments to Mexico and lower domestic sales volume as the Company focuses on margin protection during this volatile commodity period.

The Company reported a net loss of $25.5 million for the first six months of 2004 compared to a net loss of $11.3 million for the 2003 six-month period. As with the second quarter, the impact of the pricing strategy was partially masked by the required mark-to-market fair value accounting of the Company’s commodity derivative instruments which resulted in a $7.8 million period-over-period unfavorable impact to the Company’s results. The current six-month period also included $5.6 million in European restructuring expenses and the reclassification of $7.4 million in non-cash preferred stock dividends and accretion to interest expense in 2004. Finally, the 2003 six-month period included an $11.1 million non-cash charge associated with the Company’s debt refinancing completed during the first quarter of 2003.

Net cash used in operating activities was $6.3 million for the 2004 six-month period compared to net cash provided by operating activities of $14.7 million for the 2003 six-month period. The change was primarily due to the required working capital associated with the higher commodity costs and associated price increases, cash deposits for our commodity contracts, and European restructuring expenses.

Adjusted EBITDA was $43.0 million in the first six months of 2004 compared to $44.8 million recorded in the first six months of 2003. The benefit of the 2004 domestic price increases and cost-sharing arrangements was offset by higher global commodity costs and lower domestic sales volume in 2004, as discussed above.

2004 Outlook

Cahill said, “We are encouraged by the decline in U.S. commodity prices over the past month from the record high levels seen earlier this year and the resulting potential impact on our outlook for 2005, but will remain cautious until we see the results of the U.S. crop harvest. As for the remainder of 2004, we took the opportunity in the second quarter to secure our commodity costs for the second half of the year to protect against commodity cost escalation and assure our customers that further price increases would not be warranted in 2004. While this action was taken to better ensure that we meet our 2004 minimum EBITDA covenant requirement under our senior credit facility, it limits our opportunity for margin expansion in 2004.

In Europe, volumes remain strong and our plant consolidation project is ahead of schedule. We expect to begin to see the benefits of the consolidation in the second half of 2004 and anticipate this restructuring will generate approximately $4 to $5 million in annualized savings as a result of manufacturing efficiencies and lower administrative costs.”

Adjusted EBITDA Supplemental Information

Adjusted EBITDA is a non-GAAP liquidity measure presented in this press release as a supplemental disclosure to cash flows from operating activities. Management believes that it is a useful presentation to investors in addition to GAAP cash flows from operating activities because of the significant impact working capital fluctuations can have on reported cash flows from operating activities. Management also believes Adjusted EBITDA is an analytical indicator of cash generated for purposes of assessing the Company’s ability to service its debt and fund capital expenditures. In addition, management believes that Adjusted EBITDA is of interest to the Company’s investors and lenders because it is the basis for the calculation of the financial covenant tests under the Company’s senior credit facility. The Company’s management uses Adjusted EBITDA to evaluate its business, to allocate resources and capital and to measure performance for incentive compensation purposes.

However, Adjusted EBITDA should be considered in addition to, not as a substitute for, cash flows from operating activities. The Company has significant uses of cash flows, including capital expenditures, interest payments, income tax payments, debt principal repayments and other charges, which are not reflected in Adjusted EBITDA. The Company defines Adjusted EBITDA as cash flows from operating activities, including income from joint ventures, before interest paid, income taxes paid, changes in working capital and certain other charges. These other charges include SFAS 133 accounting as well as charges associated with strategic and financial initiatives, including acquisitions, divestitures, financing transactions and restructuring efforts such as plant closings.

A reconciliation of Adjusted EBITDA to GAAP net income (loss) and GAAP cash flows from operating activities is included as a table below.

Forward-Looking Statements

All statements in this press release, including those relating to the Company’s 2004 outlook, other than statements of historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. It is important to note that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially include without limitation: decreases or changes in demand for the Company’s products, changes in market trends, general competitive pressures from existing and new competitors, price volatility of commodities, natural gas, other raw materials and packaging, foreign currency exchange rate fluctuations, future investment returns in its pension plans, changes in laws and regulations, adverse changes in operating performance, adverse economic conditions and other factors. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings, including without limitation the Company’s 2003 Annual Report on Form 10-K. We undertake no obligation to revise the forward-looking statements to reflect any future events or circumstances. All forward-looking statements attributable to the Company are expressly qualified in their entirety by this cautionary statement.

About the Company

Doane Pet Care Company, based in Brentwood, Tennessee, is the largest manufacturer of private label pet food and the second largest manufacturer of dry pet food overall in the United States. The Company sells to approximately 600 customers around the world and serves many of the top pet food retailers in the United States, Europe and Japan. The Company offers its customers a full range of pet food products for both dogs and cats, including dry, semi-moist, wet, treats and dog biscuits. For more information about the Company, including its SEC filings and past press releases, please visit www.doanepetcare.com. However, nothing contained therein shall be deemed to be a part of this press release.

CONTACT: Philip K. Woodlief, Vice President, Finance and Chief Financial Officer Tel: (615) 373-7774

-four tables to follow-

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)

	Second quarter		First six months fiscal
	2004	2003	2004	2003
Net sales	$258.3	$234.5	$529.2	$494.4
Cost of goods sold	225.2	196.0	455.3	410.5

Gross profit	33.1	38.5	73.9	83.9
% of net sales	12.8%	16.4%	14.0%	17.0%
Operating expenses:
Promotion and distribution	13.8	12.8	28.0	27.2
Selling, general and administrative	12.8	12.4	26.0	24.5
Amortization	1.1	1.1	2.3	2.3
Other operating expenses	3.9	—	5.2	—

Income from operations	1.5	12.2	12.4	29.9
Interest expense, net (1)	18.2	14.9	36.1	28.9
Debt extinguishments	—	—	—	11.1
Other income, net	(0.3)	(0.4)	(0.7)	(0.5)

Loss before income taxes	(16.4)	(2.3)	(23.0)	(9.6)
Income tax expense	1.3	1.1	2.5	1.7

Net loss	$(17.7)	$(3.4)	$(25.5)	$(11.3)

(1)	Interest expense for the second quarter and the first six months of fiscal 2004 includes $3.8 million and $7.4 million, respectively, of accretion and dividends related to the Company’s Senior Preferred Stock (Redeemable), which was reclassified as long-term debt as of the beginning of fiscal 2004 upon adoption of SFAS 150.

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Millions, except Par Value and Shares)
(Unaudited)

	End of
	Second quarter	Fiscal
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$10.1	$29.3
Accounts receivable, net	93.3	91.6
Inventories, net	71.3	68.6
Deferred tax assets	2.4	1.9
Prepaid expenses and other current assets	11.6	14.4

Total current assets	188.7	205.8
Property, plant and equipment, net	250.9	266.4
Goodwill and trademarks	377.5	380.4
Other assets	34.0	33.3

Total assets	$851.1	$885.9

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current maturities of long-term debt	$10.8	$13.2
Accounts payable	88.1	100.5
Accrued liabilities	54.9	51.7

Total current liabilities	153.8	165.4

Long-term debt:
Long-term debt, excluding current maturities	558.1	560.9
Senior Preferred Stock (Redeemable) (1)	98.5	—

Total long-term debt	656.6	560.9
Deferred tax liabilities	30.9	28.5
Other long-term liabilities	9.0	8.8

Total liabilities	850.3	763.6

Senior Preferred Stock (Redeemable)	—	91.1

Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in-capital	115.7	115.7
Accumulated other comprehensive income	45.3	50.2
Accumulated deficit	(160.2)	(134.7)

Total stockholder’s equity	0.8	31.2

Total liabilities and stockholder’s equity	$851.1	$885.9

(1)	Senior Preferred Stock (Redeemable) was reclassified as long-term debt as of the beginning of fiscal 2004 upon adoption of SFAS 150. SFAS 150 explicitly prohibits restatement of prior periods.

DOANE PET CARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	First six months fiscal
	2004	2003
Cash flows from operating activities:
Net loss	$(25.5)	$(11.3)
Items not requiring (providing) cash:
Depreciation	17.3	15.1
Amortization	2.9	2.8
Deferred income tax expense	2.1	0.8
Non-cash interest expense (1)	9.7	3.0
Equity in joint ventures	(0.5)	(0.3)
Debt extinguishments	—	11.1
Asset impairments	0.4	—
Changes in current assets and liabilities	(12.7)	(6.5)

Net cash provided by (used in) operating activities	(6.3)	14.7

Cash flows from investing activities:
Capital expenditures	(5.1)	(9.6)
Proceeds from sale of assets	0.4	0.2
Other, net	(0.8)	(1.9)

Net cash used in investing activities	(5.5)	(11.3)

Cash flows from financing activities:
Net repayments under revolving credit agreements	—	(15.0)
Proceeds from issuance of long-term debt	13.1	210.4
Principal payments on long-term debt	(17.3)	(191.3)
Payments for debt issuance costs	(3.0)	(7.7)

Net cash used in financing activities	(7.2)	(3.6)
Effect of exchange rate changes on cash and cash equivalents	(0.2)	0.5

Increase (decrease) in cash and cash equivalents	(19.2)	0.3
Cash and cash equivalents, beginning of period	29.3	7.6

Cash and cash equivalents, end of period	$10.1	$7.9

(1)	Non-cash interest expense for the first six months of fiscal 2004 includes $7.4 million of accretion and dividends related to the Company’s Senior Preferred Stock (Redeemable), which was reclassified as long-term debt as of the beginning of fiscal 2004 upon adoption of SFAS 150.

ADJUSTED EBITDA RECONCILIATION FOR
DOANE PET CARE COMPANY AND SUBSIDIARIES
(Dollars in Millions)
(Unaudited)

HISTORICAL RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
AND CASH FLOWS FROM OPERATING ACTIVITIES

	Second quarter		First six months fiscal
	2004	2003	2004	2003
Net loss	$(17.7)	$(3.4)	$(25.5)	$(11.3)
Adjustments to net loss:
Interest expense, net	18.2	14.9	36.1	28.9
Income tax expense	1.3	1.1	2.5	1.7
Depreciation	8.9	8.0	17.3	15.1
Amortization	1.5	1.4	2.9	2.8
SFAS 133 (gain) loss	3.1	(3.0)	4.5	(3.5)
Debt extinguishments	—	—	—	11.1
Other operating expenses	3.9	—	5.2	—

Adjusted EBITDA	19.2	19.0	43.0	44.8
Changes in current assets and liabilities	(2.9)	6.9	(12.7)	(6.5)
Adjustments to net loss which are changes in current assets and liabilities:
Change in interest payable	(1.7)	(2.1)	(0.3)	2.1
Change in income taxes payable	—	—	0.1	(0.5)
SFAS 133 gain (loss)	(3.1)	3.0	(4.5)	3.5
Other operating expenses	0.3	0.2	(0.5)	0.8
Adjustments to net loss which provide (require) cash:
Interest paid	(11.5)	(11.8)	(26.1)	(28.0)
Income taxes paid	(0.1)	(0.2)	(0.5)	(0.4)
Restructuring charges paid	(4.2)	(0.2)	(5.1)	(0.8)
Arbitration settlement	—	—	0.8	—
Equity in joint ventures	(0.2)	(0.2)	(0.5)	(0.3)

Net cash provided by (used in) operating activities	$(4.2)	$14.6	$(6.3)	$14.7